Exhibit 10.4

LETTER AGREEMENT

July 8, 2013

Scott Silverman

Chief Executive Officer

VeriTeQ Acquisition Corporation

220 Congress Park Drive, Suite 200

Delray Beach, Florida 33445

Dear Mr. Silverman:

This letter agreement (“Letter Agreement”) is intended to amend certain terms contained in the following agreements, between VeriTeQ Acquisition Corporation (“VTEQ”) and PositiveID Corporation (“PSID”):

●	The Asset Purchase Agreement dated August 28, 2012, as amended April 22, 2013 (the “APA”); and
●	The Secured Promissory Note dated January 11, 2012 (the “Note”); and
●	The Shared Services Agreement dated January 11, 2012, as amended June 25, 2012 and August 28, 2012 (the “SSA”).

The terms and conditions of one or more provisions within the aforementioned agreements shall be amended as follows:

1.	Beginning in January, 2013, VTEQ has not made payments in accordance with the Note terms. PSID and VTEQ have agreed to amend the Note as follows:
a.	As a point of clarification, the amount owed under the Note, including accrued interest is $228,690 as of July 8, 2013;
b.	The Note will be payable in full as of the date of this Letter Agreement;
c.	DIGA has agreed to assume the obligation of the Note in connection with the share exchange with VTEQ, as of the date of this Letter Agreement;
d.	The Note is payable, at the option of DIGA in either cash or common stock of DIGA;
e.	If DIGA elects to pay in cash, it will pay the balance in full by July 12, 2013;
f.

If electing to pay in common stock, then within two (2) business days from the latter of this Letter Agreement or the closing of the VTEQ/DIGA transaction, DIGA will convert a portion of the Note into 1,500,000 shares of common stock. The balance of the Note will be paid by issuing 3,073,800 shares of common stock as soon as possible. No further interest will accrue until September 30, 2013.

g.	As a point of clarification, if DIGA has a stock split or reverse split of its common stock, the number of shares of common stock payable subsequent to that event will be adjusted proportionally.

2.

As a condition to completing the VTEQ and DIGA share exchange, PSID has agreed to waive minimum royalty requirements related to the intellectual property outlined in Exhibit A attached hereto. As such VTEQ and PSID have agreed to the following amendments to Section 3.1(i) of the APA:

a.	The minimum royalty payments are eliminated in their entirety;
b.

In the event that royalty payments pursuant to Section 3.1(i) of the APA for the calendar year 2014 are not at least $800,000, then PSID shall have the option to require VTEQ to transfer the patents, as listed on Exhibit A, to PSID. If PSID chooses to not exercise this option, PSID shall have the option to receive a non-exclusive, perpetual, world-wide, fully paid license to said patents.

3.	The parties have agreed to the following terms related to the SSA:
a.	The SSA will be terminated effective with this Letter Agreement;
b.	The final monthly shared service fee will be prorated for a partial month;
c.	The balance of approximately $290,000 due to PSID by VTEQ under the SSA shall remain a payable of VTEQ and DIGA until repaid in full; and
d.

VTEQ shall use its best efforts to repay the balance outstanding under the SSA as soon as possible. Any remaining unpaid balance is due and payable upon VTEQ completing a capital raise in excess of $3M (three million dollars and 00/100). In the event the balance is unpaid at October 31, 2013, interest on the outstanding balance will accrue at 10%, per annum.

All other terms and conditions of the aforementioned agreements between VTEQ and PSID, not amended herein, shall remain in full force and effect. The terms of this Letter Agreement all survive the planned share exchange between VTEQ and DIGA.

By signing this Letter Agreement, PSID and VTEQ agree to the terms above.

Sincerely,

  /s/ William Caragol

William J. Caragol

Chief Executive Officer

Agreed and accepted as of July 8, 2013:

VeriTeQ Acquisition Corporation

By:   /s/ Scott Silverman

Scott R. Silverman

Chief Executive Officer

Exhibit A

Assigned Patents

Patent #	Title
7,125,382	“Embedded Bio-Sensor System”
7,297,112	“Embedded Bio-Sensor System”
2008/0033273	“Embedded Bio-Sensor System”
7,241,266	“Transponder for Embedded Bio-Sensor using Body Energy as a Power Source”
2011/0282175	“Wireless Molecular Sensor System and Process”

3